Exhibit 14.1
                            WHITEFORD PARTNERS, L.P.
                               (the "Partnership")

                       Code of Ethics and Business Conduct
                        for the Senior Executive Officers
                          and Senior Financial Officers
                                  (the "Code")

This Code applies to the President, Chief Executive Officer, Chief Financial Officer and persons performing similar functions within the Partnership (the "Senior Officers"). This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principals to guide all Senior Officers of the Partnership. All Senior Officers should conduct themselves accordingly and seek to avoid the appearance of improper behavior in any way relating to the Partnership.

Any Senior Officer who has any questions about the Code should consult with the Chief Executive Officer or the board of directors (the "Board").

The Partnership has adopted the Code for the purpose of promoting:

     o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o Full, fair, accurate, timely and understandable disclosure in all reports and documents that the Partnership files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Partnership that are within the Senior Officer's area of responsibility;

     o    Compliance with applicable governmental laws, rules and regulations;

     o    The prompt internal reporting of violations of the Code; and

     o    Accountability for adherence to the Code.

HONEST AND ETHICAL CONDUCT

Each Senior Officer owes a duty to the Partnership to act with integrity. Integrity requires, among other things, being honest and candid. Senior Officers must adhere to a high standard of business ethics and are expected to make decisions and take actions based on the best interests of the Partnership, as a whole, and not based on personal relationships or benefits. Generally, a "conflict of interest" occurs when a Senior Officer's personal interests is, or appears to be, inconsistent with, interferes with or is opposed to the best interests of the Partnership or gives the appearance of impropriety.

Business decisions and actions must be made in the best interests of the Partnership and should not be influenced by personal considerations or relationships. Relationships with the Partnership's stakeholders - for example suppliers, competitors and customers - should not in any way affect a Senior Officer's responsibility and accountability to the Partnership. Conflicts of interest can arise when a Senior Officer or a member of his or her family receives improper gifts, entertainment or benefits as a result of his or her position in the Partnership.

Specifically, each Senior Officer must:

     1. Act with integrity, including being honest and candid while still maintaining the confidentiality of information when required or consistent with the Partnership's policies;
     2. Avoid violations of the Code, including actual or apparent conflicts of interest with the Partnership in personal and professional relationships;
     3. Disclose to the Board any material transaction or relationship that could reasonably be expected to give rise to a breach of the Code, including actual or apparent conflicts of interest with the Partnership;
     4. Obtain approval from the Board before making any decisions or taking any action that could reasonably be expected to involve a conflict of interest or the appearance of a conflict of interest;
     5. Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Partnership policies;
     6. Maintain a high standard of accuracy and completeness in the Partnership's financial records; 7. Ensure full, fair, timely, accurate and understandable disclosure in the Partnership's periodic reports; 8. Report any violations of the Code to the Board; 9. Proactively promote ethical behavior among peers in his or her work environment; and 10. Maintain the skills appropriate and necessary for the performance of his or her duties.

DISCLOSURE OF PARTNERSHIP INFORMATION

As a result of the Partnership's status as a public Partnership, it is required to file periodic and other reports with the SEC. The Partnership takes its public disclosure responsibility seriously to ensure that these reports furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the Partnership. All disclosures contained in reports and documents filed with or submitted to the SEC, or other government agencies, on behalf of the Partnership or contained in other public communications made by the Partnership must be complete and correct in all material respects and understandable to the intended recipient.

The Senior Officers, in relation to his or her area of responsibility, must be committed to providing timely, consistent and accurate information, in compliance with all legal and regulatory requirements. It is imperative that this disclosure be accomplished consistently during both good times and bad and that all parties in the marketplace have equal or similar access to this information.

All of the Partnership's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Partnership's transactions, and must conform both to applicable legal requirements and to the Partnership's system of internal controls. Unrecorded or "off the book" funds, assets or liabilities should not be maintained unless permitted by applicable law or regulation. Senior Officers involved in the preparation of the Partnership's financial statements must prepare those statements in accordance with generally Accepted accounting principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial statements and related condition of the Partnership. Further, it is important that financial statements and related disclosures be free of material errors.

Specifically, each Senior Officer must:

     1. Familiarize himself or herself with the disclosure requirements generally applicable to the Partnership;
     2. Not knowingly misrepresent, or cause others to misrepresent, facts about the Partnership to others, including the Partnership's independent auditors, governmental regulators, self-regulating organizations and other governmental officials;
     3. To the extent that he or she participates in the creation of the Partnership's books and records, promote the accuracy, fairness and timeliness of those records; and
     4. In relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

CONFIDENTIAL INFORMATION

Senior Officers, directors and employees must maintain the confidentiality of confidential information entrusted to them by the Partnership of its customers, suppliers, joint venture partners, or others with whom the Partnership is considering a business or other transaction except when disclosure is authorized by an executive officer or required or mandated by laws of regulations.

Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Partnership or its customers or suppliers, if disclosed. It also includes information that suppliers, customers and other parties have entrusted to the Partnership. The obligation to preserve confidential information continues even after employment ends.

Records containing personal data about employees or private information about customers, and their employees are confidential. They are to be carefully safeguarded, kept current, relevant and accurate. They should be disclosed only to authorized personnel or as required by law.

All inquiries regarding the Partnership from non-employees, such as financial analysts and journalists should be directed to the Board. The Partnership's policy is to cooperate with every reasonable request of government investigators for information. At the same time, the Partnership is entitled to all the safeguards provided by law for the benefit of persons under investigation or accused of wrongdoing, including legal representation. If a representative of any government or government agency seeks an interview or requests access to data or documents for the purposes of an investigation, the Senior Officer should refer the representative to the Board. Senior Officers also should preserve all materials, including documents and e-mails that might relate to any pending or reasonably possible investigation.

COMPLIANCE WITH LAWS

The Senior Officers must obey all applicable foreign, federal, state and local laws, rules and regulations applicable to the business and operations of the Partnership. Senior Officers who have access to, or knowledge of, material non-public information from or about the Partnership are prohibited from buying, selling or otherwise trading in the Partnership's stock or other securities. "Material non-public" information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

Senior Officers also are prohibited from given "tips" on material non-public information, that is directly or indirectly disclosing such information to any other person, including family members, or other relatives or friends, so that they may trade in the Partnership's stock or other securities. Furthermore, if, during the course of a Senior Officer's service with the Partnership, he or she acquires material non-public information about another Partnership, such as one of our customers or suppliers, or learn that the Partnership is planning a major transaction with another Partnership (such as an acquisition); the Senior Officer is restricted from trading in the securities of the other Partnership.

REPORTING ACTUAL AND POTENTIAL VIOLATIONS OF THE CODE AND ACCOUNTABILITY FOR COMPLIANCE WITH THE CODE

The Partnership, through the Board is responsible for applying this Code to specific situations in which questions may arise and has the authority to interpret this Code in any particular situation. This Code is not intended to provide a comprehensive guideline for Senior Officers in relation to their business activities with the Partnership. Any Senior Officer may seek clarification on the application of this Code from the Board.

Each Senior Officer must:

     1. Notify the Partnership of any existing or potential violation of this Code, and failure to do so is itself a breach of the Code; and

     2. Not retaliate, directly or indirectly, or encourage others to do so, against any employee or Senior Officer for reports, made in good faith, of any misconduct or violations of the Code solely because that employee or Senior Officer raised a legitimate ethical issue.

The Board will take all action it considers appropriate to investigate any breach of the Code reported to it. All Senior Officers, directors and employees are required to cooperate fully with any such investigations and to provide truthful and accurate information. If the Board determines that a breach has occurred, it will take or authorize disciplinary or preventative action, as it deems appropriate, after consultation with the Partnership's counsel if warranted, up to and including termination of employment. Where appropriate, the Partnership will not limit itself to disciplinary action but may pursue legal action against the offending Senior Officer involved. In some cases, the Partnership may have a legal or ethical obligation to call violations to the attention of appropriate law enforcement authorities.

Compliance with the Code may be monitored by audits performed by the Board, the Partnership's counsel and/or by the Partnership's outside auditors. All Senior Officers, directors and employees are required to cooperate fully with any such audits and to provide truthful and accurate information.

Any waiver of this Code for any Senior Officer or director may be made only by the Board and will be promptly disclosed to stockholders and others, as required by applicable law. The Partnership must disclose changes to and waivers of the Code in accordance with applicable law.


/s/ Kevin T. Gannon
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Kevin T. Gannon